EXHIBIT 3.1



                          Certificate of Incorporation
                                       of
                          HSI Asset Funding Corporation

            1. The name of the corporation is HSI Asset Funding Corporation.

            2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

            3. The purpose for which the corporation is organized is to engage in any activity and to exercise any powers permitted to corporations organized under the General Corporation Law of the State of Delaware.

            4. The total number of shares of common stock which the corporation shall have the authority to issue is ONE THOUSAND (1000) each of which shall have a par value of one cent ($0.01).

            5. The name and mailing address of the sole incorporator is as follows:

            NAME              MAILING ADDRESS
            ----              ---------------

            Asad Jaferi       Cadwalader, Wickersham & Taft LLP
                              One World Financial Center
                              New York, New York 10281


            6. The corporation is to have perpetual existence.

            7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to alter, amend, repeal or adopt the bylaws of the corporation.

            8. Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.

            Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the General Corporation Law of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

            9. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives any improper


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personal benefit. Notwithstanding the foregoing, if the General Corporation Law of the State of Delaware is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended, without further stockholder action.

            Any repeal or modification of the foregoing paragraph shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

            10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter provided herein or by statute.

            11. The corporation shall adhere to the following provisions:

            (a) The corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and was in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

            (b) Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the corporation) or may (in the case of any action, suit or proceeding against an officer, employee or agent of the corporation) be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the corporation's Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Eleventh Article.

            (c) The indemnification and other rights set forth in this Eleventh Article shall not be exclusive of any provisions with respect thereto in the bylaws or any other contract or agreement between the corporation and any officer, director, employee or agent of the corporation.

            (d) Neither the amendment or repeal of this Eleventh Article nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Eleventh Article shall eliminate or reduce the effect of this Eleventh
Article in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of


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action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Eleventh Article if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.


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

            THE UNDERSIGNED, the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true and accordingly have hereunto set my hand this 1st day of April, 2005.

                              /s/ Asad Jaferi
                              ---------------------------
                              Asad Jaferi
                              Sole Incorporator


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